News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com
For release:       Immediately
     Airgas Reports Record 4th Quarter Income from Continuing Operations of $0.45 Per Share
RADNOR, PA — May 1, 2006 — Airgas, Inc., (NYSE: ARG), the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products, today reported strong growth in sales and earnings, for its fourth quarter ended March 31, 2006.
Quarterly income from continuing operations grew 51% to $36 million, or $0.45 per diluted share, compared to $24 million or $0.31 per diluted share, a year ago. Quarterly results a year ago included expenses of $0.02 per diluted share related to acquisition integration and employee separation costs. Current quarter net income grew 39% to $33 million, or $0.42 per share, including a non-cash, after-tax charge of $3 million, or $.03 per share, to reflect the adoption of an accounting change.
Fourth quarter sales increased 16% to $747 million reflecting strong same-store sales growth, as well as acquisitions. Total same-store sales were up 12% compared to the same quarter a year ago, with gas and rent up 10% and hardgoods up 13%. Sales results reflect broad demand from industrial, energy, and non-residential construction market segments.
“Our business momentum continues to be very strong. Our emphasis on profitable growth is showing results, as evidenced by a 180 basis point improvement in operating margins, to 9.9% in the fourth quarter,” said Airgas Chairman and Chief Executive Officer, Peter McCausland. “This quarter, we saw particularly strong performance from our Gas Operations units and from our Distribution companies along the Gulf Coast and in the Western half of the U.S.”
Sales in fiscal 2006 increased 20% to $2.8 billion. Earnings from continuing operations for the year ended March 31, 2006 were $1.62 per diluted share compared to prior year results of $1.19 per diluted share. Current year results from continuing operations include charges of $0.02 per diluted share from asset losses related to hurricanes Katrina and Rita. Prior year results from continuing operations included expenses of

$0.05 per diluted share related to acquisition integration and employee separation costs. Current year results from discontinued operations include a $0.02 per diluted share loss on the divestiture of Rutland Tool. The discontinued operations of Rutland Tool contributed earnings of $0.01 per diluted share in the prior year. For the full fiscal year 2006, net income was $124 million, or $1.57 per diluted share, including the $0.03 charge for the adoption of the accounting change.
Effective March 31, 2006, the Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). The $3 million after-tax charge was recorded as the cumulative effect of a change in accounting principle related to asset retirement obligations. The ongoing expense resulting from the adoption of FIN 47 is anticipated to be immaterial.
“We delivered outstanding financial results in fiscal 2006, growing earnings per share from continuing operations by 36%. Net cash from operations was $362 million, facilitating healthy reinvestment in growth. We purchased over $100 million of cylinders, cryogenic tanks, and rental welding machines to support our strong momentum. In addition, we spent $128 million to acquire 13 companies with combined annual sales of $141 million,” commented McCausland.
He also said, “Airgas associates continue to raise the standards for performance. The external environment during the year was mixed, with strong economic activity giving us wind at our back, yet with considerable inflationary cost pressures and hurricane-related disruptions in product supply. Our associates did a great job staying ahead of the cost curve and keeping our customers supplied while preserving our margins.”
For the year, free cash flow was $116 million, compared to $63 million in the prior year. The definition of free cash flow and reconciliation to the Consolidated Statement of Cash Flows is attached.
McCausland continued, “We expect earnings per diluted share of $1.76 to $1.84 in fiscal 2007, including the impact of about $0.11 of stock-based compensation expense. First quarter expectations are $0.42 to $0.44. We anticipate continued strong performance across the board, as we leverage our industry-leading infrastructure and entrepreneurial Airgas culture by focusing on customer-centric execution.”
The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Monday, May 1. The teleconference will be available by calling (800) 822-4794. The presentation materials (this press release, slides to be presented during the Company’s teleconference, and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section under the “Company Information” heading on the Company’s Internet site at www.airgas.com. A webcast of the teleconference will be available live and on demand through June 2 at http://www.shareholder.com/arg/medialist.cfm. A replay of the teleconference will be available through May 9. To listen, call (888) 203-1112 and enter passcode 7355459.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: our business momentum continuing to be very strong; our continued emphasis on profitable growth; our expectation of earnings per diluted share of $1.76 to $1.84 in fiscal 2007 and $0.42 to $0.44 in the first quarter; our expectation of $0.11 per diluted share of stock-based compensation expense; our ongoing expense from the adoption of FIN 47 being immaterial; and our expectation of continued strong performance across the board as we leverage our industry-leading infrastructure and entrepreneurial Airgas culture by focusing on customer-centric execution. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the Company’s inability to implement price increases; supply cost pressures; increased industry competition; an economic downturn; adverse changes in customer buying patterns; significant fluctuations in interest rates; the impact of unexpected stock-based compensation expense; increases in energy costs; the effect hurricanes and other catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2005 and Forms 10-Q dated June 30, 2005, September 30, 2005, and December 31, 2005, filed by the Company with the Securities and Exchange Commission.
Consolidated statements of earnings, consolidated condensed balance sheets, consolidated statements of cash flows, and a reconciliation of non-GAAP financial measures follow.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net sales	$746,896	$644,366	$2,829,610	$2,367,782

Costs and expenses:
Cost of products sold (excl. deprec.)	373,915	316,345	1,401,978	1,151,782
Selling, distribution and administrative expenses (c)	266,159	245,108	1,031,332	902,468
Depreciation	31,881	29,143	122,396	105,614
Amortization	1,199	1,319	5,146	5,464

Total costs and expenses	673,154	591,915	2,560,852	2,165,328

Operating income	73,742	52,451	268,758	202,454

Interest expense, net	(13,281)	(13,285)	(53,812)	(51,245)
Discount on securitization of trade receivables (a)	(2,706)	(1,495)	(9,371)	(4,711)
Other income, net	848	427	2,462	1,129

Earnings before income tax expense and minority interest	58,603	38,098	208,037	147,627

Income tax expense	(21,894)	(13,750)	(77,866)	(54,261)
Minority interest in earnings of consolidated affiliate	(711)	(452)	(2,656)	(1,808)

Income from continuing operations before the cumulative effect of a change in accounting principle	35,998	23,896	127,515	91,558
Income (loss) from discontinued operations, net of tax (d)	—	260	(1,424)	464
Cumulative effect of a change in accounting principle, net of tax (e)	(2,540)	—	(2,540)	—

Net earnings	$33,458	$24,156	$123,551	$92,022

NET EARNINGS PER COMMON SHARE (f)
BASIC
Earnings from continuing operations before the cumulative effect of a change in accounting principle	$0.47	$0.32	$1.66	$1.22
Earnings (loss) from discontinued operations	—	—	(0.02)	0.01
Cumulative effect per share of a change in accounting principle	(0.04)	—	(0.03)	—

Net earnings per share	$0.43	$0.32	$1.61	$1.23

DILUTED
Earnings from continuing operations before the cumulative effect of a change in accounting principle	$0.45	$0.31	$1.62	$1.19
Earnings (loss) from discontinued operations	—	—	(0.02)	0.01
Cumulative effect per share of a change in accounting principle	(0.03)	—	(0.03)	—

Net earnings per share	$0.42	$0.31	$1.57	$1.20

Weighted average shares outstanding:
Basic	77,292	75,638	76,624	74,911
Diluted (f)	82,174	77,639	81,152	76,957
See attached notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31,	March 31,
	2006	2005
ASSETS
Cash	$34,985	$32,640
Trade accounts receivable, net (a)	132,245	148,834
Inventories, net	229,523	221,609
Deferred income tax asset, net	30,141	26,263
Prepaid expenses and other current assets	31,622	36,911

TOTAL CURRENT ASSETS	458,516	466,257

Plant and equipment, net	1,398,757	1,269,342
Goodwill	566,074	511,196
Other intangible assets, net	26,248	16,507
Other non-current assets	24,817	28,561

TOTAL ASSETS	$2,474,412	$2,291,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	143,752	143,208
Accrued expenses and other current liabilities	195,357	183,132
Current portion of long-term debt	131,901	6,948

TOTAL CURRENT LIABILITIES	471,010	333,288

Long-term debt	635,726	801,635
Deferred income tax liability, net	332,462	282,186
Other non-current liabilities	30,864	24,391
Minority interest in affiliate (b)	57,191	36,191

Stockholders’ equity	947,159	814,172

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,474,412	$2,291,863

See attached notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended	Year Ended
	March 31, 2006	March 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$123,551	$92,022
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	122,396	105,614
Amortization	5,146	5,464
Deferred income taxes	47,148	31,639
Loss (gain) on divestiture	1,900	(360)
Gain on sales of plant and equipment	(1,330)	(321)
Minority interest in earnings	2,656	1,808
Stock issued for employee stock purchase plan	10,534	9,907
Cumulative effect of a change in accounting principle	2,540	—
Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Securitization of trade receivables	54,300	27,300
Trade receivables, net	(17,021)	(39,583)
Inventories, net	(14,087)	(32,356)
Prepaid expenses and other current assets	12,603	(8,149)
Accounts payable, trade	1,533	27,984
Accrued expenses and other current liabilities	9,323	(574)
Other long-term assets	3,340	4,107
Other long-term liabilities	(2,363)	(2,185)

Net cash provided by operating activities	362,169	222,317

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(214,193)	(167,977)
Proceeds from sales of plant and equipment	8,202	5,361
Proceeds from divestitures	14,562	828
Business acquisitions and holdback settlements	(153,428)	(191,820)
Other, net	170	171

Net cash used in investing activities	(344,687)	(353,437)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	568,379	621,450
Repayment of debt	(606,532)	(494,684)
Purchase of treasury Stock	(12,771)	—
Financing costs	—	(2,531)
Termination of interest rate hedge	—	3,948
Minority interest in earnings	(2,656)	(1,808)
Exercise of stock options	19,707	20,374
Minority stockholder note prepayment	21,000	—
Dividends paid to stockholders	(18,449)	(13,643)
Cash overdraft	16,185	5,592

Net cash (used in) provided by financing activities	(15,137)	138,698

Change in cash	$2,345	$7,578
Cash – Beginning of period	32,640	25,062

Cash – End of period	$34,985	$32,640

See attached notes.

Notes:
(a)	The Company participates in a securitization agreement with two commercial banks to sell up to $250 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables sold under the agreement was $244.2 million and $189.9 million at March 31, 2006 and March 31, 2005, respectively.

(b)	In June 2005, the Company’s consolidated affiliate, National Welders, entered into an agreement with its preferred stockholders under which the preferred stockholders prepaid their $21 million note payable to National Welders. National Welders used the proceeds from the prepayment of the preferred stockholders’ note to pay-off its $21 million term loan, which had been collateralized by the preferred stockholders’ note. The preferred stockholders’ note payable to National Welders had been reflected as a reduction of “Minority interest in affiliate” in the consolidated financial statements of the Company. Consequently, the prepayment of the preferred stockholders’ note resulted in a $21 million increase to the Company’s “Minority interest in affiliate.” Additionally, the preferred stockholders and National Welders agreed to modify the dates between which the preferred stockholders have the option to redeem their preferred stock for cash or Airgas common stock to commence in June 2005 (previously June 2006) and expire in June 2009.

(c)	Selling, distribution and administrative expenses in the year ended March 31, 2006 include an estimated loss related to hurricanes Katrina and Rita of $2.2 million ($1.4 million after tax), or $0.02 per diluted share. The loss estimate, recognized primarily in the quarter ended September 30, 2005, is comprised of property damage and an additional provision for uncollectible trade receivables associated with customers in the affected areas.

(d)	On December 1, 2005, the Company completed the sale of its subsidiary, Rutland Tool & Supply Co (Rutland Tool). Rutland Tool distributed metalworking tools, machine tools and MRO supplies from seven locations and had about 180 employees. Proceeds of the sale were approximately $15 million. As a result of the divestiture, the Company reflected the operating results of Rutland Tool as “discontinued operations” and recognized a loss of approximately $3.1 million, $1.9 million after-tax, or $0.02 per diluted share, on the sale. The loss principally relates to the write-off of leasehold improvements and lease termination costs for long-term lease commitments that were not assumed by the purchaser. The operating results of Rutland Tool were previously reflected in the Distribution business segment.

The net sales and earnings (loss) before income taxes of Rutland Tool (including the loss on sale) for the three months and years ended March 31, 2006 and 2005, which were segregated and reported as discontinued operations, are outlined below:

	Three Months Ended		Year Ended
	March 31,		March 31,
(Amounts in thousands)	2006	2005	2006	2005
Net sales	$—	$11,703	$32,783	$43,627
Earnings (loss) before income taxes	—	445	(2,391)	786

(e)	Effective March 31, 2006, the Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (FIN 47). FIN 47 provides guidance on estimating an asset retirement obligation’s fair value as required under SFAS 143, “Accounting for Asset Retirement Obligations.” At March 31, 2006, the Company recognized a $6 million non-current liability for asset retirement obligations and $1.9 million in capitalizable costs net of accumulated depreciation. A charge of $2.5 million, net of a deferred tax benefit of $1.6 million, was also recorded as the cumulative effect of a change in accounting principle. The Company’s asset retirement obligations are primarily associated with requirements to remove bulk gas storage tanks from customer locations upon the termination of gas supply contracts and from leased facilities upon the termination of lease agreements. The ongoing expense on an annual basis resulting from the adoption of FIN 47 is not anticipated to be material.

(f)	The tables below present the computation of basic and diluted earnings per share:

	Three Months		Year
	Ended		Ended
	March 31,		March 31,
(In thousands, except per share amounts)	2006	2005	2006	2005
Basic Earnings per Share Computation
Numerator

Income from continuing operations before the cumulative effect of a change in accounting principle	$35,998	$23,896	$127,515	$91,558
Income (loss) from discontinued operations	—	260	(1,424)	464
Cumulative effect of a change in accounting principle	(2,540)	—	(2,540)	—

Net earnings	$33,458	$24,156	$123,551	$92,022

Denominator

Basic shares outstanding	77,292	75,638	76,624	74,911

Basic earnings per share from continuing operations before the cumulative effect of a change in accounting principle	$0.47	$0.32	$1.66	$1.22
Basic earning (loss) per share from discontinued operations	—	—	(0.02)	0.01
Cumulative effect of a change in accounting principle	(0.04)	—	(0.03)	—

Basic net earnings per share	$0.43	$0.32	$1.61	$1.23

	Three Months		Year
	Ended		Ended
	March 31,		March 31,
(In thousands, except per share amounts)	2006	2005 (4)	2006	2005 (4)
Diluted Earnings per Share Computation
Numerator

Income from continuing operations before the cumulative effect of a change in accounting principle	$35,998	$23,896	$127,515	$91,558
Plus: Preferred stock dividends (1)(2)	711	—	2,845	—
Plus: Income taxes on earnings of National Welders (3)	220	—	730	—

Income from continuing operations before the cumulative effect of a change in accounting principle, assuming preferred stock conversion	36,929	23,896	131,090	91,558
Income (loss) from discontinued operations	—	260	(1,424)	464
Cumulative effect of a change in accounting principle	(2,540)	—	(2,540)	—

Net earnings assuming preferred stock conversion	$34,389	$24,156	$127,126	$92,022

Denominator

Basic shares outstanding	77,292	75,638	76,624	74,911
Incremental shares from assumed conversions:

Stock options and warrants	2,555	2,001	2,201	2,046
Preferred stock of National Welders (1)	2,327	—	2,327	—

Diluted shares outstanding	82,174	77,639	81,152	76,957

Diluted earnings per share from continuing operations before the cumulative effect of a change in accounting principle	$0.45	$0.31	$1.62	$1.19
Diluted earnings (loss) per share from discontinued operations	—	—	(0.02)	0.01
Diluted earnings per share from the cumulative effect of a change in accounting principle	(0.03)	—	(0.03)	—

Diluted net earnings per share	$0.42	$0.31	$1.57	$1.20

(1)	Pursuant to a joint venture agreement between the Company and the holders of the preferred stock of National Welders, between June 2005 and June 2009, the preferred shareholders have the option to exchange their 3.2 million preferred shares of National Welders either for cash at a price of $17.78 per share or to tender them to the joint venture in exchange for approximately 2.3 million shares of Airgas common stock. If Airgas common stock has a market value of $24.45 per share, the stock and cash redemption options are equivalent.

(2)	If the preferred stockholders of National Welders convert their preferred stock to Airgas common stock, the 5% preferred stock dividend, recognized as “Minority interest in earnings of consolidated affiliate,” would no longer be paid to the preferred stockholders, resulting in additional net earnings for Airgas.

(3)	The earnings of National Welders for tax purposes are treated as a deemed dividend to Airgas, net of an 80% dividend exclusion. Upon the assumed conversion of National Welders preferred stock to Airgas common stock, National Welders would become a wholly owned subsidiary of Airgas. As a wholly owned subsidiary, the net earnings of National Welders would not be subject to additional tax at the Airgas level.

(4)	The assumed conversion of National Welders preferred stock to Airgas common stock is not presented because it is anti-dilutive.

(g)	Business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	March 31, 2006				March 31, 2005
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim	Combined	Dist.	Ops.	Elim	Combined
Gas and rent	$326,698	$104,227	$(14,278)	$416,647	$292,538	$79,175	$(13,390)	$358,323
Hardgoods	310,595	20,764	(1,110)	330,249	269,463	17,473	(893)	286,043

Total net sales	637,293	124,991	(15,388)	746,896	562,001	96,648	(14,283)	644,366

Cost of products sold, excluding deprec. expense	328,761	60,542	(15,388)	373,915	285,735	44,893	(14,283)	316,345
Selling, distribution and administrative expenses	221,719	44,440	—	266,159	208,915	36,193	—	245,108
Depreciation expense	25,277	6,604	—	31,881	22,681	6,462	—	29,143
Amortization expense	969	230	—	1,199	1,195	124	—	1,319

Operating income	60,567	13,175	—	73,742	43,475	8,976	—	52,451

	Year Ended				Year Ended
	March 31, 2006				March 31, 2005
		All				All
		Other				Other
(In thousands)	Dist.	Ops.	Elim	Combined	Dist.	Ops.	Elim	Combined
Gas and rent	$1,238,612	$415,560	$(54,242)	$1,599,930	$1,056,661	$318,748	$(49,300)	$1,326,109
Hardgoods	1,157,326	77,870	(5,516)	1,229,680	978,451	66,863	(3,641)	1,041,673

Total net sales	2,395,938	493,430	(59,758)	2,829,610	2,035,112	385,611	(52,941)	2,367,782

Cost of products sold, excluding deprec. expense	1,223,435	238,301	(59,758)	1,401,978	1,030,284	174,439	(52,941)	1,151,782
Selling, distribution and administrative expenses	864,192	167,140	—	1,031,332	761,227	141,241	—	902,468
Depreciation expense	95,615	26,781	—	122,396	81,419	24,195	—	105,614
Amortization expense	4,230	916	—	5,146	4,943	521	—	5,464

Operating income	208,466	60,292	—	268,758	157,239	45,215	—	202,454

Reconciliation of Non-GAAP Financial Measure (Unaudited)
     Free Cash Flow:
     Reconciliation of net cash provided by operating activities per the Consolidated Statement of Cash Flows to Free Cash Flow:

	Year Ended	Year Ended
(Amounts in thousands)	March 31, 2006	March 31, 2005
Net cash provided by operating activities	$362,169	$222,317
Less net cash provided by operating activities of NWS (1)	(23,497)	(19,612)

Plus:
Management fees paid by NWS (1)	1,234	1,089
Operating lease buyouts	14,558	24,130
Proceeds from sale of PP&E	8,202	5,361
Less:
Cash provided by the securitization of trade receivables	(54,300)	(27,300)
Capital expenditures	(214,193)	(167,977)
Add back capital expenditures of NWS (1)	21,362	24,584

Free Cash Flow	$115,535	$62,592

Free Cash Flow provides investors meaningful insight into the Company’s ability to generate cash from operations, which can be used at management’s discretion for acquisitions, the prepayment of debt or to support other investing and financing activities.

(1)	National Welders Supply Co. (“NWS”) is a consolidated corporate joint venture meeting the definition of a variable interest entity and for which the Company is the primary beneficiary as described under FIN 46R. The liabilities of NWS are non-recourse to the Company. Likewise, the cash flows in excess of a management fee paid by NWS are not available to the Company. Accordingly, the cash flows of NWS have been excluded from the Company’s non-GAAP liquidity measures.